UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

☒ Filed by the Registrant
☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

Rekor Systems, Inc.

(Exact name of registrant as specified in its charter)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

REKOR SYSTEMS, INC.
6721 Columbia Gateway Drive, Suite 400
Columbia, Maryland 21046

NOTICE OF ADJOURNED 2026 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting of Stockholders to Be Reconvened on September 11, 2026

To the Stockholders of Rekor Systems, Inc.:

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Rekor Systems, Inc., a Delaware corporation (the “Company” or “Rekor”), which was convened on May 15, 2026 and adjourned for lack of a quorum, will reconvene on Friday, September 11, 2026 at 10:30 a.m. Eastern Time. The reconvened Annual Meeting will be held in person at Rekor’s headquarters, 6721 Columbia Gateway Drive, Suite 400, Columbia, Maryland 21046, and virtually via live webcast at www.virtualshareholdermeeting.com/REKR2026.

The reconvened Annual Meeting will be held for the purposes described in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 1, 2026 (the “Proxy Statement”). No changes have been made to the proposals to be voted on by stockholders.

The record date for determining stockholders entitled to notice of and to vote at the reconvened Annual Meeting remains the close of business on March 25, 2026.

Proxies previously submitted will be voted at the reconvened Annual Meeting unless properly revoked or changed. Stockholders who have already submitted a proxy or otherwise voted and who do not wish to change their vote do not need to take any action. Stockholders who have not yet voted, or who wish to change their vote, may do so by following the applicable instructions in the Company’s previously distributed proxy materials.

Your vote is important. Because the Annual Meeting was adjourned for lack of a quorum, we urge stockholders who have not yet voted to vote promptly so that their shares are represented at the reconvened Annual Meeting.

The Proxy Statement and related proxy materials remain available at www.proxyvote.com and on the Investors section of the Company’s website. Stockholders with questions about voting may contact the Company’s Corporate Secretary at (410) 762-0800.

By Order of the Board of Directors,

/s/ Robert A. Berman

Robert A. Berman
Chairman of the Board, President and
Chief Executive Officer

Columbia, Maryland
August 28, 2026